Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Lung Rx, Inc., a Delaware Corporation

Unither Telmed, Ltd. (f/k/a Unither Telemedicine Services Corporation), a Delaware Corporation*

Unither Pharmaceuticals, Inc., a Delaware Corporation

United Therapeutics Europe, Ltd., a United Kingdom Company

Unither Pharma, Inc., a Delaware Corporation

Medicomp, Inc., a Delaware Corporation

Unither Nutriceuticals, Inc., a Delaware Corporation

Unither.com, Inc., a Delaware Corporation

Lung Rx, Ltd, a United Kingdom Company

Unither Biotech Inc., a Canadian Company

*                    Doing business in Florida as Unither Telmed Corp.